Exhibit 2.n.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2, including post-effective amendments thereto (File No. 333-185191) of Gladstone Capital Corporation of our reports dated March 25, 2014 and March 27, 2013 relating to the consolidated financial statements of Defiance Integrated Technologies, Inc. as of December 31, 2013 and 2012 and as of December 31, 2012 and 2011, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ Crowe Horwath LLP

Fort Wayne, IN

December 1, 2014